UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)         October 26, 2012

REDFIN NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-28457	86-0955239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 W. Cypress Creek Rd, Suite 411, Ft. Lauderdale, FL	33309
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	954-769-1335

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 26, 2012, RedFin Network, Inc. closed a Senior Secured Revolving Credit Facility Agreement (the “Credit Agreement”) with TCA Global Credit Master Fund, LP, a Cayman Islands limited partnership (“TCA”) which had an effective date of September 30, 2012.  Pursuant to the Credit Agreement, TCA agreed to loan us up to a maximum of $3 million for working capital purposes. The initial credit line of $350,000 was funded by TCA in connection with the closing. Any increase in the amount of the credit line from the initial amount up to the maximum amount is at the discretion of TCA.

The amounts borrowed pursuant to the Credit Agreement are evidenced by a Revolving Note (the “Revolving Note”) and the repayment of the Revolving Note is secured by a first position security interest in substantially all of our assets in favor of TCA as evidenced by a Security Agreement (the “Security Agreement”). Our prior secured creditors evidencing approximately $1,448,500 of principal and accrued interest entered into subordination agreements as a condition precedent to the closing of the Credit Agreement.  The initial Revolving Note in the amount of $350,000 is due and payable along with interest thereon on March 30, 2013, and bears interest at the rate of 12% per annum, increasing to 18% per annum upon the occurrence of an event of default.  TCA will collect in reserve an amount which is held in a lock box account equal to (i) $50,000, which will be further reduced pro-rata as amounts of principal and interest are paid by us on our prior outstanding secured debt, and (ii) 20% of the revolving loan commitment on such date.

TCA may convert all or any portion of the outstanding principal, accrued and unpaid interest, and any other sums due and payable under the Revolving Note into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price of our common stock during the five trading days immediately prior to such applicable conversion date, in each case subject to TCA not being able to beneficially own more than 4.99% of our outstanding common stock upon any conversion.

We have the right to prepay the Revolving Note, in whole or in part. If we prepay the Revolving Note in excess of 80% of the principal within 91 to 180 days prior to the maturity date of the note, we are obligated to pay TCA an amount for liquidated damages and for the costs of being prepared to make funds available under the Credit Agreement equal to 5% of the outstanding Revolving Note Commitment, or, if we prepay in excess of 80% of the Revolving Note within 90 days prior to the maturity date, we are obligated to pay TCA an amount for liquidated damages and for the costs of being prepared to make funds available under the Credit Agreement equal to 2.5% of the outstanding Revolving Note Commitment.

An event of default under the Credit Agreement as described in that agreement includes (i) any non-payment of the obligations, (ii) material misrepresentations by us in the Credit Agreement or any related document, (iii) a default by us of our obligations under the terms of the Credit Agreement or any other related agreement, (iv) a default by us under any other obligation, (v) a bankruptcy of our company or other assignment for the benefit of creditors, (vi) a judgment against us in excess of a specified amount, (vii) the occurrence of a “Material Adverse Effect” as described in the Credit Agreement, (vii) a change of control of our company, (viii) an impairment of any of the collateral we have pledged, (ix) a material adverse change in our financial condition or value of the collateral, or (x) a determination by TCA that the prospect for the repayment by us of the obligation is impaired.  Upon the occurrence of an event of default under the Credit Agreement or the Revolving Note, all amounts become immediately due and payable and we have executed and delivered to TCA a confession of judgment in connection therewith.

We also agreed to pay TCA various fees during the term of the Credit Agreement, including (i) a commitment fee at closing of the 4% of the initial credit line, with a 4% fee payable with any subsequent credit line increase or a renewal of the credit line, (ii) a banking services fee of 10% of the amount of any increases in the amount of the Revolving Loan Commitment, (iii) a collection fee of 1.4% of all repayments by us, (iv) minimum monthly fees which shall equal no less than 1.5% of the then outstanding credit line size, (v) a $1,500 asset monitoring fee (which increases as additional amounts are borrowed under the Credit Agreement) due each quarter that the Credit Agreement is outstanding, and (vi) a non-utilization fee of 1% of the Revolving Note Commitment.  We also paid TCA due diligence and document review fees of $22,500 in connection with the closing and a finder’s fee of $5,000. In total, we paid $58,525 in fees, expenses and closing costs in connection with the closing and as such, netted $291,475 in connection with the closing.  We are using these net proceeds for working capital.  In addition, we are responsible for all fees and costs associated with the lock box account, any post-closing due diligence fees which may be incurred by TCA and the payment of up to four field audits at an expense of $750 per visit.

We also agreed to pay TCA a fee of $125,000, payable in shares of our common stock (initially equal to 8,223,684 shares of common stock)(the “Commitment Shares”). The number of Commitment Shares are adjusted upon the earlier of (a) the date that all Commitment Shares are sold; or (b) 12 months after the closing, such that the total value realized by TCA in connection with the sale of the Commitment Shares is equal to $125,000. Additionally, in the event that TCA determines in its sole and absolute discretion, at any time that the Commitment Shares are not likely to be monetized for at least $125,000, TCA can request that we redeem for cash the Commitment Shares then held by TCA for $125,000 minus the total value received by TCA through the sale of such Commitment Shares.  We granted TCA piggy-back registration rights covering the Commitment Shares.

During the term of the Credit Agreement, we are prohibited from (i) incurring any indebtedness, other than in connection with the Credit Agreement or as otherwise approved by TCA, (ii) making any new investments, (iii) creating any encumbrances on our assets, (iv) making any capital expenditures not in the ordinary course of business without TCA’s prior consent, (v) permitting a change in control of our company, (vi) issuing any shares of common stock, other than as compensation to our directors, officers, employees or consultants or under existing obligations, (vii) repurchase or redeeming any shares, or making any distributions, (viii) affecting any transactions with our affiliates or increasing the salary of our officers, and (ix) certain other actions as described in greater detail in the Credit Agreement.

The foregoing descriptions of the Credit Agreement, Revolving Note, Security Agreement and the subordination agreements are qualified in their entirety by reference to these agreements which are filed as Exhibits 10.34, 10.35, 10.36, 10.37 and 10.38, respectively.

Item 3.02                      Unregistered Sales of Equity Securities.

On October 30, 2012 we issued TCA 8,223,684 shares of our common stock valued at $125,000 representing the aforedescribed Commitment Shares.  The recipient was an accredited investor and the shares were issued in a private transaction exempt from registration under the Securities Act of 1933, as amended, in reliance on an exemption provided by Section 4(2) of that act.

Item 9.01                      Financial Statements and Exhibits.

(d)           Exhibits

10.34	Senior Secured Revolving Credit Facility Agreement dated October 26, 2012, effective September 30, 2012, by and between RedFin Network, Inc. and TCA Global Credit Master Fund, LP. (1)
10.35	Revolving Promissory Note in the principal amount of $350,000 issued September 30, 2012 effective October 26, 2012 from RedFin Network, Inc. to TCA Global Credit Master Fund, LP. (1)
10.36	Security Agreement dated October 26, 2012, effective September 30, 2012, by and between RedFin Network, Inc. and TCA Global Credit Master Fund, LP. (1)
10.37	Subordination Agreement dated October 18, 2012 by and among RedFin Network, Inc., TCA Global Credit Master Fund, LP and Commercial Holding AG. (1)
10.38
Form of Subordination Agreement dated October 23, 2012 by and among RedFin Network, Inc., TCA Global Credit Master Fund, LP and each of Next View Capital, LP, David Sack, MD and Subhash Gulati, MD. (1)

(1)     Exhibits and schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  RedFin Network, Inc. agrees to furnish a supplemental copy of an omitted exhibit or schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REDFIN NETWORK, INC.

Date: October 31, 2012	By:	/s/ Jeffrey L. Schultz
Jeffrey L. Schultz, Chief Executive Officer and President